Exhibit 99.2

Pixelworks, Inc. Q2 2012 Conference Call
July 19, 2012

Steven Moore - CFO

Good afternoon and thank you for joining us. This is Steve Moore, Chief Financial Officer of Pixelworks. With me today is Bruce Walicek, President and CEO. The purpose of today's conference call is to supplement the information provided in our press release issued earlier today announcing the Company's financial results for the second quarter ended June 30, 2012.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, July 19, 2012, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, our Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management's statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, earnings per share and net loss per share. These non-GAAP measures exclude stock-based compensation expense, gain on sale of patents, gain on sale of marketable securities, and additional amortization of a prepaid royalty. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, which provide additional details.

Bruce will begin today's call with a strategic update on the business, after which I will review our second quarter financial results and discuss our outlook for the third quarter of 2012.

Bruce Walicek - CEO

Thanks Steve. Good afternoon everyone and thank you for taking the time to join us today. I will start by making a few comments and observations about our 2nd quarter 2012, and then Steve will follow with details on our financial results and outlook for Q3.

Q2 12 Recap

•	Q2 was an outstanding quarter on many fronts, as revenues were up 8% sequentially, coming in at $15.5M, which was at the high end of the range of guidance we outlooked on our Q1 2012 conference call.

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The Quarter was positively impacted by the ramping into production of our new TOPAZ family of Projector chips and by the continuing execution and recognition of a license of our current generation video technology for the TV market, to one of our industry partners,

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Also in Q2, we achieved another key milestone as we won a significant co-development project with a major customer to develop a highly integrated next generation chip that will result in significant revenue impact in 2014 and beyond.

•	This engagement is a significant positive for PXLW and reinforces Pixelworks' market leadership position in video.

•	In both of these engagements, Pixelworks was selected because of our industry leading display technology, recognized leadership in video quality, and world class execution capability.

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Overall TV/Panel products came in at 28% of revenues and were up 166% year over year and 6% sequentially, driven by volume production of our PA Series products, and by the recognition of the 2nd phase of the license mentioned above.

•	Projector products came in at 65% of revenues and were up 25% sequentially, reflecting the production ramp of Topaz products, and improving order patterns noted on our Q1 conference call.

•	Overall book to bill was much greater than one, as order patterns continued strong throughout the quarter, driven by new products ramping, resulting in visibility greater than normal going into Q3.

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Non-GAAP gross margin came in above the range of guidance at 50.6% and combined with below the range operating expenses of $8.1M, resulted in positive EBITDA for the quarter and cash generation from operations of $4.1M, a significant up-tick from Q1.

Products

•	On the Product front, In our TV/Panel Product Line:

•	Our current generation PA Series products, continued to experience good design win traction at Tier 1 customers in smart and advanced TV applications.

•	In particular, the PA138, which is targeted for advanced high end systems is finding traction in the 1st wave of 4Kx2K Ultra Definition Systems.

•	We expect to see the first wave of 4Kx2K flagship model high end TVs from Tier 1 customers introduced this year, powered by up to 4 PXLW PA138s.

•	These products will be in the most advanced systems available at the apex of the market, which validates PXLW's industry leadership position in advanced video technology.

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Early this quarter we will sample the PA168 which is targeted for High Resolution TVs, Panels, Monitors, and Projectors, which solidifies Pixelworks leadership position in the market. We believe we are the leader in this market and expect multiple Tier 1 engagements for the PA168 in 2012.

•	The PA168 is our 6th generation device.

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And it provides industry leading performance for high resolutions systems, full 3D and 2D->3D support, and Multiview capability which enables emerging Glasses free 3D products, all in an expandable architecture.

•	PXLW is early in the trend to the next generation of higher resolutions and resolutions are increasing in displays everywhere, not only in large screens, but in smaller ones as well.

•	A good example of this trend, is the IPAD3 Retina display, which at 2Kx1K resolution is greater than today's High Definition Displays.

•	Video is increasingly the killer app, as consumption rises across all screens, small and large alike.

•	The visual quality problems of Large Screens are migrating to small screens as video consumption grows and the visual user experience is increasingly the product differentiator.

•	As the leader in creating the highest quality, visual user experience, these trends are increasing the value proposition of Pixelworks technology.

In our Digital Projection product line:

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During the quarter, we ramped the PWC878, the 2nd member of the Topaz product line into volume production. It is the Industry's first cost-effective 3D display processor that is specifically designed for the business, education, and mainstream home theater projector markets.

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This quarter we will continue to expand the Topaz family of products by introducing the LH version (PWC868LH) of the Topaz Lite series, which includes networking features for the value segment, which is the fastest growing part of the projector market.

•	Topaz products are in mass production and went into high volume manufacturing during the quarter at a Tier 1 customer and we expect more Tier 1 customers to ramp production in 2012.

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In Q3 we will release our next generation of software, the Pixelworks Networked Display Software Suite v2.4, which enables the advanced features of the Topaz platform and will include mobile connectivity capability supporting such applications as Officeviewer and iPresenter.

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The Topaz and Topaz Lite family of products covers the full range of the projector market, from entry level 2D education and business projectors for the value segment of the market, to high end 3D home theater systems.

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At Infocomm in June, Pixelworks released our reference design for advanced 3D, DLP and 3LCD, projectors based on the PW980 & PA136 and this solution is receiving outstanding acceptance at Tier 1 customers, especially in the DLP market.

•	We continue to experience strong design win momentum for the TOPAZ family and during the quarter we received additional design commitments from Tier 1 3LCD and DLP customers.

Closing
In closing:

•	Overall Q2 was a great quarter of accomplishment as:

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We posted a solid quarter of performance, with strong bookings and cash generation, driven by the ramping of new products, especially our new Topaz family, as well as a return to normalized ordering patterns.

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We experienced good design win traction for our PA series family and are leading the industry with our PA138 in 1st wave of 4Kx2K Ultra Definiton TVs, and will solidify our position in this market with the delivery of the PA168 early this quarter.

•	We ramped the Topaz PWC878 into volume production, as well as introduced Topaz lite for the value segment of the projector market and experienced outstanding design wins momentum for our Topaz family.

•	We executed the 2nd phase of the license for our current generation PA series technology with our major industry partner.

•	And we achieved a significant milestone, as we engaged with a major customer for a joint development partnership that will result in significant revenues in 2014 and beyond.

•	The achievement of these key milestones demonstrates clear leadership and validates Pixelworks' leading position in video display technology .

•	Now, I'd now like to turn the call over to Steve to review the financial details of the quarter and our outlook for Q3 2012.

Steven Moore - CFO

Thank you, Bruce.

Revenue in the second quarter 2012 was $15.5 million, compared to $14.3 million in the first quarter and $15.7 million in the year-ago quarter. Revenue increased 8.4% sequentially as a result of increased demand for our products sold in the digital projection and advanced TV markets.

The split of our second quarter revenue by market was:
65% digital projection,
28% TV and panel,
7% embedded video display

Licensing revenue during the quarter totaled approximately $2.3 million, and was comprised of $300,000 recorded in our digital projector market category and $2 million related to advanced TV as part of our achievement of additional milestones according to the licensing agreements we have for our current generation technology.

Digital projection revenue, which includes sales targeted at the advanced digital projection market, increased by approximately $2.1 million during the quarter to $10.1 million. Projector revenue increased primarily due to ramping of our Topaz family and higher demand for other projector solutions as well as the recognition of licensing revenue.

TV and panel revenue, which includes sales targeted at the large screen flat panel display market, increased $300K sequentially to approximately $4.3 million in the second quarter as a result of increased demand for products at certain tier one TV OEMs. Both Q1 and Q2 2012 TV revenues include approximately $2 million of licensing revenue.

Embedded video display revenue during the second quarter was approximately $1.1 million.

Non-GAAP gross profit margin was 50.6% in the second quarter, compared to 55.7% in the first quarter and 48.3% in the second quarter of 2011. The sequential decrease in gross margin was effected by by a shift in product mix within both our digital projector and advanced TV end markets. Also of note in Q2, we recorded approximately $400,000 of costs related to our licensing agreements versus approximately $100,000 in Q1. Additionally, during Q2, we initiated the end-of-life process for our PA 130 product and recorded a one-time cost for the mask set and a purchase commitment for in-process wafers.

As mentioned in the past, Pixelworks' gross margin is subject to variability based on changes in revenue levels, recognition of license revenue, product mix, startup costs, and the timing and execution of manufacturing ramps as well as other factors.

Non-GAAP operating expenses were $8.1 million in the second quarter, compared to $8.6 million in the first quarter and $8.7 million during the year-ago quarter. Our operating expense levels continue to reflect our commitment to prudently manage expenses even though they will continue to vary based on the timing of future development activities.

Adjusted EBITDA was a positive $960,000 in the second quarter, a sequential and year-over-year improvement compared to $503,000 in the prior quarter and $101,000 in the second quarter of 2011. A reconciliation of adjusted EBITDA to GAAP net loss may be found in today's press release.

On a non-GAAP basis we recorded a net loss of $331,000, or a 2 cent loss per share, in the second quarter. This compares with a net loss in the first quarter of $148,000, or a 1 cent loss per share and non-GAAP net loss of $1.4 million, or 9 cent loss per share in the second quarter of 2011.

Moving to the balance sheet, cash and marketable securities ended the quarter at approximately $15.1 million, versus $11.6 million at the end of the previous quarter. The nearly $3.5 million increase in net cash was due primarily to generating approximately $4.1 million from operating activities during the quarter reflecting the return to a more normal and linear revenue stream, including normalization of DSO and inventory levels. At quarter-end the Company had no long-term debt and a zero balance on its short-term line of credit.

Other balance sheet metrics include day sales outstanding which decreased to 31 days as of June 30, compared with 42 days at March 31. Inventory turns were 8.5 times in Q2 compared to 7.0 times during the first quarter.

Guidance
For the third quarter of 2012, we expect revenue to be in the range of $16 million to $18 million.

We expect gross profit margin for the third quarter to range between 47% to 49% on a non-GAAP basis and 46% to 48% on a GAAP basis.

We expect operating expenses in the third quarter to range between $7.5 million and $8.5 million on a non-GAAP basis, and $8 million to $9 million on a GAAP basis. Operating expenses in Q3, both on a non-GAAP and GAAP basis, will benefit from a credit to R&D expense related to a development agreement with a customer.

And finally, we expect non-GAAP third quarter 2012 results of between earnings per share of 8 cents and a net loss per share of 6 cents; and on a GAAP basis we expect results between earnings per share of 4 cent and a net loss per share of 9 cents.

That concludes my comments. We will now open the call to your questions.